Exhibit (m)(3)

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into as of March 29, 2012, by and between Wells Fargo Bank, N.A., a national banking association chartered by The Office of the Comptroller of the Currency under the laws of the United States, and GMO Series Trust, a Massachusetts business trust (the “Alliance Partner”).

WHEREAS, the Alliance Partner is an investment company with multiple series as listed on Schedule A (each a “Fund”, collectively the “Funds”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Wells Fargo Bank, N.A., through its Wells Fargo Retirement Services and WySTAR Global Retirement Solutions divisions (collectively, “Wells Fargo”), provides certain administrative and recordkeeping services to various retirement plans (each a “Plan”, collectively the “Plans”) and its participants; and

WHEREAS, Wells Fargo, and the Alliance Partner desire to facilitate the purchase and redemption of shares (the “Shares”) of the Funds on behalf of the Plans and its participants (“Plan Participants”) through one or more accounts (“Accounts”) subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

1. Performance of Services. Wells Fargo shall perform, or arrange for the performance of, any one or more of the following services (collectively, “Administrative Services”):

(a) establish and maintain omnibus accounts with the Funds;

(b) aggregate orders given by Plan sponsors or their authorized representatives, or Plan Participants for the purchase of Shares, submit such orders to Alliance Partner and promptly deliver payment and appropriate documentation to Alliance Partner. The record holder for Shares so ordered shall be Wells Fargo. Shares so held are referred to as “Plan Shares”;

(c) aggregate exchange and redemption orders given by Plan Participants and Plan sponsors, submit such exchange and redemption orders to Alliance Partner and receive the proceeds of redemptions for allocation to the Plan Participant’s sub-accounts;

(d) receive in the aggregate and allocate to the Plan sub-accounts dividends and distributions with respect to Plan Shares;

(e) provide record-keeping services relating to the foregoing purchase and redemption transactions; and

(f) provide such information and services relating to the foregoing as Alliance Partner reasonably requests, to the extent Wells Fargo is permitted by applicable law to provide such information or service, including, without limitation notification of whether any of the Plans meet any of the following definitions: (i) affiliate of a broker-dealer; (ii) registered investment company; or (iii) a Section 3(c)(1) or 3(c)(7) investment company (Wells Fargo may rely on the representation of a Plan representative in responding to an inquiry on whether the Plan meets such definition).

2. Orders and Settlement.

(a) Alliance Partner hereby appoints Wells Fargo as its agent for the sole and limited purpose of accepting purchase, exchange and redemption orders for Shares purchased, exchanged or redeemed by the Plans (“Orders”). Wells Fargo hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, Wells Fargo shall not be acting as agent for Alliance Partner in any manner whatsoever, except in accepting such Orders.

(b) Wells Fargo, as agent of Alliance Partner, shall be permitted to accept from the Plans, orders for the purchase, exchange or redemption of Shares of the Funds on each business day and during the hours that the New York Stock Exchange is open for business and a Fund’s net asset value is determined (“Business Day”). Wells Fargo shall not be required to accept Orders on any Business Day on which it is not open for business. If Orders are accepted by Wells Fargo prior to the latest time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on a Business Day, they shall be treated as having been received by Alliance Partner on such Business Day. If such Orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by Wells Fargo or Alliance Partner on such Business Day.

(c) Instructions from Wells Fargo or its designee for the purchase, exchange or redemption of Shares of the Funds pursuant to Orders shall be processed and transmitted by electronic data transmission to Alliance Partner or its designee, in accordance with the Funds’ currently effective prospectus. If such means of transmittal become unavailable, then Orders may be processed and transmitted as specified in Schedule B. Wells Fargo or its designee shall only transmit instructions which are pursuant to Orders authorized by the Plan. Such instructions shall specify; (i) either the number of Shares or the dollar amount of any such purchase, exchange or redemption; (ii) the applicable Fund(s); (iii) the Business Day on which the Order was accepted by Wells Fargo; and (iv) any additional information as required by the Funds’ currently effective prospectus.

(d) Instructions for the purchase, exchange or redemption of Shares of the Funds pursuant to Orders shall be properly communicated to and received by a designated agent of the Alliance Partner by Cycle 8 of the NSCC of the Business Day next following the Business Day on which the Order was accepted by Wells Fargo. Such instructions shall be in good order (as defined by the Funds’ currently effective prospectus), in a form approved by Alliance Partner and effected at the public offering price of the Shares of the respective Fund (giving effect to any applicable load waiver or reduction in offering price as described in the prospectus of the Fund) calculated as of the

Close of Trading on the Business Day on which the Order was accepted by Wells Fargo. If such instructions for the purchase, exchange or redemption of Shares of the Funds are received by Alliance Partner after Cycle 8 of the NSCC of the Business Day next following the Business Day on which the Order was accepted by Wells Fargo, the trade will not be accepted without advanced approval by Alliance Partner. In connection with the foregoing, should Wells Fargo require an extension beyond 8:00 a.m. Eastern Time Wells Fargo should contact the Alliance Partners’ agent as set forth in Schedule B.

(e) The Funds shall not impose a minimum account balance or minimum order requirement, or if the Funds require such minimums, they will be waived under this Agreement. In the event a cash flow to any fund exceeds One Million Dollars (USD), Wells Fargo agrees to notify the Fund a minimum of one Business Day prior, or as soon as administratively possible before the intended date of purchase or redemption into the Funds. In addition, Wells Fargo agrees to notify the Alliance Partner or its designated agent three weeks’ prior to the initial purchase for any Fund.

(f) Settlement for purchases and redemptions shall be conducted in accordance with the terms of Schedule C.

3. Pricing Information. Alliance Partner or its designee will furnish Wells Fargo on each Business Day with: (i) net asset value information calculated as of the Close of Trading or as of such earlier times at which the Fund’s net asset value is calculated as specified in such Fund’s prospectus, (ii) dividend and capital gains information as such becomes available, and (iii) in the case of income Funds, the daily accrual for interest rate factor. Alliance Partner or its designee will make a best faith effort to provide such information by 7:00 p.m. Eastern Time on the same Business Day, or as soon as administratively feasible after 7:00 p.m. Eastern Time. Alliance Partner agrees that it, or its agent, shall notify Wells Fargo in the event there is any delay in providing the information as set forth herein.

4. Price Errors.

(a) In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares, which shall be handled in accordance with the Alliance Partner’s then current net asset value correction policy and procedures, Alliance Partner shall notify Wells Fargo as soon as practicable after discovering the need for those adjustments. Notification may be made orally or via direct or indirect systems access. Such notification must state for each day for which an error occurred the incorrect price, the correct price, and, to the extent communicated to the Fund’s shareholders, the reason for the price change. Alliance Partner agrees that Wells Fargo may send this notification or a derivation thereof (so long as such derivation is approved in advance by Alliance Partner) to Plan participants whose accounts are affected by the price change.

(b) If an Account received amounts in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, Wells Fargo, when requested by Alliance Partner, will make a good faith attempt to collect such excess amounts from the Plan. In no event, however, shall Wells Fargo be liable to Alliance Partner for any such amounts.

(c) If an adjustment is to be made in accordance with subsection 4(a) above to correct an error which has caused an Account to receive an amount less than that to which it is entitled, Alliance Partner shall make all necessary adjustments (within the parameters specified in subsection 4(a)) to the number of shares owned in the Account and distribute to Wells Fargo the amount of such underpayment for credit to the Account.

(d) Under no circumstances will Alliance Partner’s aggregated adjustments over the course of a calendar year exceed the total of all fees collected by the Funds from the Account during the same calendar year. In the event of any such adjustment the Alliance Partner will reimburse Wells Fargo for all reasonable costs and expenses (as evidenced by documentation sufficient to the Alliance Partner) incurred by Wells Fargo in making such adjustments.

5. Account Information.

(a) Alliance Partner or its agent will provide or make available to Wells Fargo (i) daily confirmations of Account activity in accordance with the standard NSCC reporting requirements, (ii) if requested by Wells Fargo, monthly statements detailing activity in each account within five (5) Business Days after the end of each month, and (iii) such other reports as reasonably requested by Wells Fargo.

(b) Wells Fargo shall be permitted to use, discuss with, and provide to the Plan and Plan Participants information, including Fund return information, which is (i) publicly and/or widely available, including but not limited to, information from Morningstar and Lipper, and (ii) otherwise provided by, and subject to the prior approval of, Alliance Partner.

(c) Wells Fargo shall transmit to the Alliance Partner (or to any agent designated by either of them) such information concerning Plans (including participants in the Plans) as shall reasonably be necessary for the Alliance Partner to provide the services contemplated by this Agreement.

6. Shareholder Information.

(a) Wells Fargo and Alliance Partner agree to the terms of this Section 6 as required pursuant to Rule 22c-2 under the 1940 Act.

(b) At times during which the Plans have investments in any of the Funds through an Account, Wells Fargo agrees to:

i)	Monitor and block any transaction by a Plan Participant which effects a redemption/exchange/purchase in excess of $5,000.00 within 30 calendar days of another redemption/exchange/purchase transaction in the Funds by a Plan Participant; and

ii)	Effect any restriction or other remedial measure contemplated in this Section 6 as requested by the Fund, as administratively possible.

(c) Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the International/Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

a.	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

b.	Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the Indirect Intermediary with access to such information that the requested information will be provided directly to the Fund promptly; or (iii) if directed by the Fund, block further purchases of Fund Shares from such Indirect Intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format, All Shareholder information shall be transmitted and received by both parties using data security and encryption technology that is standard for the industry in transmitting confidential information.

c.	Limitations on Use of Information. The Fund agrees not to use the Shareholder information received for any purpose other than compliance with Rule 22c-2 without the prior written consent of the Intermediary. Shareholder information received shall not be disclosed by Funds or Funds Agent for any purpose, except as required under applicable law. In the event that any such use or disclosure of Shareholder information requires the prior written consent of the Shareholder, as determined by the Intermediary, the parties agree that they shall not make any such disclosure until such prior written consent of the Shareholder has been received.

2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

a.	Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or Gil is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

c.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed,

d.	Indirect Intermediary. To the extent Intermediary does not have the requisite information for a Shareholder on its books and records to restrict Shareholder’s trading under this section, Intermediary shall forward Fund’s request to the Indirect Intermediary with the Shareholder information within the timeframe noted in section 2b, and will forward any response from the Indirect Intermediary to Funds Agent within ten business days of receipt.

3.	Definitions. For purposes of this paragraph:

a.	The term “Fund” or “Funds” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 220-2(b) under the Investment Company Act of 1940.

b.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

c.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name, and the Plan participant, notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

d.	The term “written” includes electronic writings and facsimile transmissions.

e.	Other capitalized terms shall be defined as in SEC Rule 220-2.

7. Reports and Proxies. Alliance Partner shall make available to \Veils Fargo, the relevant prospectuses and/or summary prospectuses, proxy statements and periodic shareholder reports and such other information with respect to the Funds as Wells Fargo may reasonably request. Wells Fargo agrees to use reasonable efforts to employ electronic delivery of the foregoing documentation. Alliance Partner will notify Wells Fargo regarding planned shareholder meetings and proxy votes, a soon as practicable, in order to provide Wells Fargo adequate time to obtain necessary voting directions from the Plan.

8. Fund Expenses. Wells Fargo shall bear none of the expenses for the cost of registration of the Shares, preparation of the Funds’ prospectuses, proxy materials and reports, and preparation of other related statements and notices required by law. No party shall charge any other party a fee for wiring funds or for execution of purchases and sales under this Agreement. The Funds will not impose transaction fees and will not impose sales load charges for purchases or redemptions, or if there are such charges, they will be waived for any shareholder under this Agreement.

9. Representations of Wells Fargo. Wells Fargo represents and warrants that the following are true and shall remain true through the term of this Agreement:

(a) Wells Fargo is a national banking association chartered by The Office of the Comptroller of the Currency under the laws of the United States.

(b) Wells Fargo is authorized to enter into and perform this Agreement.

(c) To the best of its knowledge, it is in material conformity with all applicable federal and state laws and related regulations.

(d) Wells Fargo has developed and implemented a business continuity plan adequate to ensure its ongoing ability to meet its service and operating obligations in accordance with standard industry practices.

10. Representations of the Alliance Partner. The Alliance Partner represents and warrants that the following are true and shall remain true through the term of this Agreement:

(a) The Alliance Partner is a duly organized and existing business trust in good standing under the laws of the Commonwealth of Massachusetts.

(b) The Alliance Partner is authorized to enter into and perform this Agreement on behalf of the Funds, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements with respect to the Funds.

(c) The Shares shall be registered under the Securities Act of 1933, as amended (the “1933 Act”), and shall be duly authorized for issuance and sold in compliance with the 1933 Act and all other applicable federal and state securities laws.

(d) The Funds are registered under the 1940 Act.

(e) The investment adviser of the Funds is an adviser registered under the Investment Advisers Act of 1940, as amended.

(f) It, or a designate agent of the Alliance Partner, is a member of the National Securities Clearing Corporation (the “NSCC”), has executed the NSCC Trust Networking Agreement and Trust Fund/SERV Agreement and related Addendums (the “NSCC Agreements”), and that each of the Funds may be traded and such trades settled pursuant to the NSCC Agreements.

(g) To the best of its knowledge, it is in material conformity with all applicable federal and state laws and related regulations.

11. Indemnification. Each of the parties hereto agrees to indemnify and hold harmless (the “Indemnitor”) the other, Including their respective affiliates, and each of their directors, trustees, officers, and employees (the “Indemnitees”), against losses, claims, damages, liabilities or expenses to which the Indemnitees may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) directly arise out of or are directly based upon any breach by the Indemnitor of any material provision of this Agreement or of a representation, warranty, or covenant in this Agreement, provided that such breach resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by the Indemnitor. The Indemnitor will reimburse the Indemnitees for any legal or other expenses reasonably incurred by them in connection with defending any such loss, claim or action. This indemnity agreement will be in addition to any other remedies which the Indemnitees may otherwise have and shall survive the termination of this Agreement. Where the Indemnitee receives notice of a claim for which the Indemnitor may be required to indemnify the Indemnitee, the Indemnitee shall promptly give notice thereof to the Indemnitor; provided, however, that the obligation shall not be reduced on account of the failure or delay of the Indemnitee to give such notice. The terms of this section shall survive termination of this Agreement.

12. Relationship of Parties. Except as expressly provided herein, nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, or joint venture or agency relationship among Wells Fargo, and the Alliance Partner or the Funds.

13. Confidentiality. Wells Fargo and Alliance Partner agree that all non-public records, information, and data relating to the business of the other (including customer names and information) that are exchanged or negotiated pursuant to this Agreement or in carrying out this Agreement shall remain confidential, and shall not be voluntarily disclosed by either party without the prior written consent of the other party, except as may be required by law or by such party to carry out this Agreement or an order of an court, governmental agency or regulatory body. The parties shall mutually agree on any communication related to this Agreement prior to disclosure to the Plan Sponsor.

The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents in accordance with Section 248.11 of Regulation S-P (17 CFR 248,1-248.30) (“Reg S-P”), and any other applicable federal or state privacy laws and regulations, including without limitation 201 CMR 17.00 et seq. and applicable security breach notification regulations. The parties shall require that their designees or agents comply with terms and conditions related to the protection of information at least as protective of as those set forth herein, At all times, the parties’ shall remain responsible and liable for such entities’ compliance with the confidentiality provisions set forth herein.

14. Nonexclusivity. Nothing in this Agreement shall be construed or is intended to prohibit Alliance Partner or the Funds from establishing a retirement plan administration or record keeping program or from entering into similar arrangements with other administrative or record keeping service providers. Nothing in this Agreement shall be construed or is intended to prohibit Wells Fargo from entering into similar arrangements with any other person or entity regarding other mutual funds or any other type of investment.

15. Termination. Either party may terminate this Agreement by providing sixty (60) days written notice to the other party, Notwithstanding the foregoing, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such thirty (30) day period.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts applicable to agreements fully executed and to be performed therein.

17. Assignment. This Agreement shall not be assigned by a party hereto, without the prior written consent of the other parties hereto. If a party assigns this Agreement to an affiliate, the party assigning the Agreement shall notify the other parties within 30 days. This Agreement shall inure to the benefit of and be binding upon the parties and their permitted successors and assigns.

18. USA Patriot Act. Each party hereto agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If, under the Alliance Partners’ anti-money laundering program, a Fund determines at any time that activity of an Account is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities.

19. Time of the Essence. All tunes specified in this Agreement for the performance of the obligations of the parties shall be deemed to be of the essence. The acceptance of a late performance, with or without objection or reservation, shall not waive the right of any party to claim damages or avail itself of any other remedy for such breach, nor constitute a waiver of this requirement of timely performance of any obligation under this Agreement.

20. Written Notice. Except as otherwise provided herein, any notice required or permitted to be given hereunder shall be given in writing and shall be addressed and delivered to the parties at the address set forth below, or such other address as may be designated by either party by notice pursuant to the terms hereof. Any such notice will be deemed given on the next Business Day if sent by a nationally recognized overnight courier service that provides evidence of receipt or the same Business Day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, otherwise, the next Business Day. For the avoidance of doubt instructions in connection with any purchase, redemption or exchange must be submitted in accordance with the Fund’s then effective prospectus and shall not be subject to the requirements set forth herein.

(a)	Wells Fargo Bank, N.A./Institutional Retirement & Trust

MAC N9303-087

608 2” Avenue South, Floor 8

Minneapolis, MN 55402

Attention: Cheryl Balego

With copies to:

Wells Fargo Bank, N.A./Trust Operations

MAC N9306-04D

733 Marquette Avenue South, 4th Floor

Minneapolis, MN 55479

ATTN: Dianna Nelson

Wells Fargo Bank, N.A./Retirement Plan Services

MAC N9113-030

2700 Snelling Avenue North

Roseville, MN $5113

Attention: RPS Trading Team

(b)	GMO Series Trust

40 Rowes Wharf

Boston, Massachusetts 02110

Attention: General Counsel

21. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be fully severable, and this Agreement shall be enforced and construed as if such provision had never comprised a part of this Agreement. To the extent required, any provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity.

22. Force Majeure.

Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, mechanical breakdown, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

24. Headings. The headings used herein are for convenience only and shall not be used in construing or interpreting the provisions of this Agreement.

IN WITNESS THEREOF, the undersigned has executed this Agreement by their duly authorized officers.

Wells Fargo Bank, N.A		GMO Series Trust, on behalf of the Funds listed on Schedule A separately and not jointly*

By:	/s/ Kathleen Lilley	By:	/s/ Jason Harrison
Name:	Kathleen Lilley	Name:	Jason Harrison
Title:	Vice President	Title:	Clerk

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

SCHEDULE A

FUND	Share Class	CUSP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Developed World Stock Series Fund R4	R4	380131748	25
GMO Developed World Stock Series Fund R5	R5	380131730	10
GMO Developed World Stock Series Fund R6	R6	380131722	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131699	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Core Equity Series Fund R4	R4	380131847	26
GMO International Core Equity Series Fund R5	R5	380131839	10
GMO International Core Equity Series Fund R6	R6	380131821	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO International Growth Equity Series Fund R4	R4	380131771	25
GMO International Growth Equity Series Fund R5	R5	380131763	10
GMO International Growth Equity Series Fund R6	R6	380131755	0
GMO International Large/Mid Cap Value Series Fund R4	R4	380131813	25
GMO International Large/Mid Cap Value Series Fund R5	R5	380131797	10
GMO International Large/Mid Cap Value Series Fund R6	R6	380131789	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0
GMO U.S. Equity Allocation Series Fund R4	R4	380131540	25
GMO U.S. Equity Allocation Series Fund R5	R5	380131532	10
GMO U.S. Equity Allocation Series Fund R6	R6	380131524	0
GMO U.S. Growth Series Fund R4	R4	380131870	25
GMO U.S. Growth Series Fund R6	R5	380131862	10
GMO U.S. Growth Series Fund R6	R6	380131854	0
GMO U.S. Intrinsic Value Series Fund R4	R4	380131706	25
GMO U.S. Intrinsic Value Series Fund R5	R5	380131805	10
GMO U.S. Intrinsic Value Series Fund R6	R6	380131888	0

SCHEDULE B

1.	Call (617) 937-3222 to inform Dealer Services of their issue and that they will be faxing over a trade for Price protection; at this time the dealer should indicate if they require price protection only, or if they are going to be able to enter the trades through the NSCC in a later cycle.

2.	In the situation of Price Protection only the dealer should fax a letter of instruction to (617) 937- 8122 by 8:00 a.m. Eastern Time indicating price protection only. Dealer Services will monitor the NSCC cycles to ensure the trades that were price protected come through.

3.	If they need to have the trades processed outside of the NSCC they should fax a letter of instruction with the trade details to (617) 937-8122 by 8:00 a.m. Eastern Time, If the trade is a redemption they will need to overnight their wire instructions to State Street with a medallion guarantee stamp.

4.	In the event of a rejected trade, the Dealer Services Team will use reasonable efforts to contact Wells Fargo by 8:00 a.m. Eastern Time. As standard practice, NSCC provides direct notification to Wells Fargo should there be any rejected trades.

SCHEDULE C

SETTLEMENT PROVISIONS

1.	Settlement (NSCC). If both Wells Fargo and Alliance Partner, or Alliance Partner’s agent, are members of the National Securities Clearing Corporation (the “NSCC”), and have executed the NSCC Trust Networking Agreement and Trust Fund/SERV Agreement and related Addendums (the “NSCC Agreements”), settlement of purchases and redemptions will be processed pursuant to the NSCC Agreements. The Parties agree to abide by NSCC guidelines in order to perform their respective obligations under the Agreement.

2.	Settlement (non-NSCC). If either Wells Fargo or Alliance Partner is not a member of the NSCC and/or has not executed the NSCC Agreements, then settlement of the purchases and redemptions will be processed pursuant to the following:

(a)	For purchases, Wells Fargo shall make payment to Alliance Partner via federal funds wire transfer no later than 4:00 p.m. Eastern Time on the business day following the day on which purchase instructions are received by Alliance Partner or its agent. Payment shall be made by wire transfer to an account designated in writing by Alliance Partner or its designee. If the payment is not received by Alliance Partner by such time, Alliance Partner or any of its affiliates shall have the right, without notice, to cancel the sale, or, at Alliance Partner’s option, to sell the Shares ordered back to the issuing Fund, and Alliance Partner may hold Wells Fargo responsible for any claim, demand, loss, expense or cause of action suffered by Alliance Partner or the Funds, or affiliates of either, as a result of Wells Fargo’s failure to make such payment. Without limiting the foregoing, in the event Alliance Partner, in its sole discretion, accepts any wire payment received after such time, Alliance Partner shall be entitled to compensation from Wells Fargo for the amount of reasonable interest plus associated bank penalties.

(b)	For redemptions, Alliance Partner shall make payment in federal funds no later than the close of the Fedwire system on the Business Day following the day on which redemption instructions are treated as having been received by Alliance Partner pursuant to the Services Agreement, subject to the right of a Fund to delay payment for redemptions in accordance with the terms of its current prospectus. Payment shall be made by wire transfer to an account designated in writing by Wells Fargo or its designee. If the payment is not received in good order by such time, Wells Fargo shall notify Alliance Partner. If it is determined that Alliance Partner was negligent in initiating the payment causing the delay or non-receipt of any such payment, then Alliance Partner will compensate Wells Fargo for the amount of reasonable interest plus associated bank penalties. Notwithstanding the foregoing, in the event of a significant redemption from the Funds Alliance Partner may take up to seven (7) days to make payment.